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                                                                      Exhibit 12

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                          NORTEK, INC. AND SUBSIDIARIES

                    CALCULATION OF EARNINGS TO FIXED CHARGES
                         (Dollars amounts in Millions)

                                                                                                 PRO FORMA
                                                 1992        1993     1994      1995      1996      1996

Earnings (Loss) from Continuing Operations      (21.0)      (12.6)    17.2      15.0      22.0      18.1
Provision (Credit) for Income Taxes               3.0         1.0     10.2       9.3      14.0      12.3
                                                --------------------------------------------------------
"Earnings"                                      (18.0)      (11.6)    27.4      24.3      36.0      30.4
                                                ========================================================
Fixed Charges:
  Interest Expense including amortization of
    Debt Expense and Debt Discount               29.2        26.5     26.2      24.9      30.1      42.4
  Interest factor of non-capitalized leases       3.2         2.3      2.1       2.1       2.0       2.0
  Interest on Indebtedness of a Former
    Subsidiary guaranteed by the Company          0.8         0.0      0.0       0.0       0.0       0.0


                                                --------------------------------------------------------
"Fixed Charges"                                  33.2        28.8     28.3      27.0      32.1      44.4
                                                ========================================================

Earnings Available for Fixed Charges             15.2        17.2     55.7      51.3      68.1      74.8
                                                 ====        ====     ====      ====      ====      ====

Ratio of Earnings to Fixed Charges                N/A         N/A      1.97      1.90      2.12      1.68
                                                 ====        ====     =====     =====     =====     =====

N/A % not applicable, since ratio is less than 1.0:1.

* Pro forma for Offering and Refinancing.

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